UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    March 1, 2013

Lucas Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3555 Timmons Lane, Suite 1550 Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 528-1881

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 1, 2013, Peter K. Grunebaum resigned from the Board of Directors of Lucas Energy, Inc. (the “Company”) due to health reasons.  Effective March 3, 2013, Joshua D. Young resigned from the Board of Directors of the Company to pursue other endeavors.  Neither Mr. Grunebaum nor Mr. Young resigned from the Board of Directors in connection with a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  The Company thanks Mr. Grunebaum and Mr. Young for their services.

In connection with the resignations, the Board of Directors of the Company agreed to extend the termination date of all of such resigning directors’ vested options to the end of the stated term of such options (previously, such vested options would have expired three months after their resignation dates as directors of the Company).  All of the unvested options held by such resigning directors expired immediately upon such resignations.

Mr. Grunebaum did not serve on any committees of the Board of Directors (Mr. Grunebaum served on the Audit Committee of the Board of Directors until February 11, 2013, at which time he was replaced on such committee by W. Andrew Krusen, Jr.).  Mr. Young served on the Compensation Committee and Nominating and Governance Committee.  Effective in connection with Mr. Young’s resignation, J. Fred Hofheinz was appointed to the Nominating and Governance Committee to fill the vacancy left by Mr. Young’s resignation.

The Board of Directors intends to conduct a search to fill the vacancies created by Mr. Grunebaum’s and Mr. Young’s resignations.

Item 9.01 Financial Statements And Exhibits.

Exhibit No.	Description

17.1	Resignation Letter of Peter K. Grunebaum (March 1, 2013)

17.2	Resignation Letter of Joshua D. Young (March 3, 2013)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCAS ENERGY, INC.

By: /s/ Anthony C. Schnur
Name: Anthony C. Schnur
Title: Chief Executive Officer

Date: March 6, 2013

EXHIBIT INDEX
Exhibit No.	Description

17.1	Resignation Letter of Peter K. Grunebaum (March 1, 2013)

17.2	Resignation Letter of Joshua D. Young (March 3, 2013)